SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM S-8

                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933


                       Ohio & Southwestern Energy Company
                       ----------------------------------
             (Exact Name of Registrant as Specified in Its Charter)


Colorado                                                     84-1116458
(State or Other Jurisdiction of                              (IRS Employer
Incorporation or Organization )                              Identification No.)

        650 W. Georgia Street, Suite 450, Vancouver, B.C., Canada V6B 4N8
               (Address of principal executive offices)          (Zip Code)

          CONSULTANTS AND PROFESSIONALS COMMON STOCK COMPENSATION PLAN
                            (Full title of the plan)

                                 Ralph Shearing
       650 W. Georgia Street, Suite 450, Vancouver, B.C., Canada V6B 4N8
                     (Name and address of agent for service)

                                  604-684-8662
          (Telephone number, including area code, of agent for service)

----------------------- -------------- ------------------ ------------------ ------------------
Title of               Amount         Proposed maximum   Proposed
Securities to be       To be          Offering price     Maximum aggregate  Amount of
Registered             Registered     Per Share (1)      Offering price(2)  Registration fee
 ---------------------- -------------- ------------------ ------------------ ------------------
Common stock             13,383            $1.70             $22,751.10        $100
----------------------- -------------- ------------------ ------------------ ------------------

(1) Estimated solely for the purpose of calculating the registration fee.
(2) Based upon Market average bid/ask on a date five days prior to filing, pursuant to Rule 457.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The document or documents containing the information specified in Part I are not required to be filed with the securities and Exchange Commission (the "Commission") as part of this Form S-8 Registration Statement.

     There are individual letter agreements with the securities attorney, and other legal counsel which provide for the payment for services rendered in shares of the common stock of the Company in lieu of cash.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

     (a) The Annual Report on Form 10K-SB of the Ohio & Southwestern Energy Company for the fiscal year ended December 31, 2000 filed on March 31, 2000 under Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended.

     (b) All reports filed by the Company pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since December 31, 2000.

     (c) The description of the common shares issued by the company in a Registration Statement dated January 4, 1990, and any amendment or report filed for the purpose of updating such description under Registration Statement 33-28188.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15 of the Exchange Act after the date of filing of this
Registration Statement and prior to such time as the Company files a post-effective amendment to this Registration Statement which indicates that all common shares covered by this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part thereof from the date of filing of such documents. Copies of these documents are not required to be filed with the registration statement.

ITEM 4.  DESCRIPTION OF SECURITIES

     The description of the common shares issued by the company in a Registration Statement dated January 4, 1990, and any amendment or report filed for the purpose of updating such description under Registration Statement 33-28188.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

     The validity of the securities being registered hereunder will be passed on for the Company by Michael A. Littman, attorney of Arvada, Colorado. He is an independent securities attorney and will be the owner of 5,883 shares registered pursuant to this S-8 Registration Statement.


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

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Our Certificate of Incorporation includes a provision that eliminates the personal liability of our directors to us or our stockholders for monetary damages for breach of fiduciary duty as a director to the maximum extent permitted by the Colorado Revised Statutes, Section 7-108-402 ("CRS"). The CRS does not permit liability to be eliminated (i) for any breach of one of our director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions, as provided in the CRS, or (iv) for any transaction for which one of our directors derived an improper personal benefit. Our
Certificate of Incorporation also provides that Company shall indemnify our directors and executive officers to the fullest extent permitted by the CRS, including those circumstances in which indemnification would otherwise be discretionary, subject to certain exceptions. Our Certificate of Incorporation also provides that the Company will advance expenses to directors and executive officers incurred in connection with an action or proceeding as to which they may be entitled to indemnification, subject to certain exceptions.

     The CRS provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the Company or is or was serving at our request in such capacity in another corporation or business association, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     We have entered into indemnification agreements with certain of our directors and executive officers that provide the maximum indemnity allowed to directors and executive officers by the CRS and our Certificate of Incorporation, subject to certain exceptions as well as certain additional procedural protections. In addition, the indemnification agreements provide generally that we will advance expenses incurred by directors and executives officers in any action or proceeding as to which they may be entitled to indemnification, subject to certain exceptions.

     The indemnification provisions in our Certificate of Incorporation and the indemnity agreements entered into between us and certain of our directors and executive officers may permit indemnification for liabilities arising under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officer and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Not applicable.


Item 8.  CONSULTANTS AND ADVISORS

     The following consultants and professionals will be issued securities pursuant to this Registration statement:

Name                          Number                Type of Services Provided
--------------------------------------------------------------------------------
M.A. Littman                  5,883                 Legal Services
Corporate Identities, Inc.    7,500                 Web Site Consulting & Design


ITEM 9.  EXHIBITS.

         EXHIBIT
         NUMBER            DESCRIPTION
         ------            -----------

          5.1     Opinion of Michael A. Littman

         10.1     Consulting Agreement with M.A. Littman, Esq.

         10.2     Web Site Development & Database Management Services Agreement

         23.1     Consent of Amisano & Hanson, CA.

         23.2     Consent of Michael A. Littman
                  (contained in Exhibit 5.1).


ITEM 10.  UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the high or low end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

          (iii) include any additional or changed material information on the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

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

     PROVIDED HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial BONA FIDE offering.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia, Canada, on this 1st day of May, 2001.


                                    OHIO & SOUTHWESTERN ENERGY COMPANY


                                    By:  /s/Ralph Shearing
                                        ----------------------------
                                            Ralph Shearing
                                            President & Chief Operating Officer


     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


         SIGNATURE                    TITLE                    DATE
         ---------                    -----                    ----


         /s/Ralph Shearing            President & Director     May 1, 2001
         Ralph Shearing


         /s/Abbas Salih               Director                 May 1, 2001
         Abbas Salih


         /s/Mario C. Aiello           Director                 May 1, 2001
         Mario C. Aiello




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